Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

September 23, 2026

News Media & Financial Analyst Contact:

James Davies

FSVP and Chief Financial Officer

(908) 713-4330

UNITY BANCORP, INC. AND UNITY BANK ANNOUNCE RETIREMENT OF CEO JAMES A. HUGHES AND PLANNED LEADERSHIP SUCCESSION. George Boyan to Become Chief Executive Officer on April 1, 2027; Hughes to Continue Serving on Company and Bank Board

CLINTON, N.J., September 23, 2026 - Unity Bancorp, Inc. (NASDAQ: UNTY) and its wholly owned subsidiary, Unity Bank, today announced that James A. Hughes will retire from his position as Chief Executive Officer of the Company and the Bank effective March 31, 2027, following more than 26 years of dedicated service. Mr. Hughes will continue to serve on the Boards of Directors of both Unity Bancorp, Inc. and Unity Bank following his retirement.

As part of a deliberate, multi-year succession planning process, the Boards unanimously selected current President George Boyan to succeed Mr. Hughes as Chief Executive Officer effective April 1, 2027. Mr. Boyan will continue to serve as President of the Company and the Bank, a position he has held since January 1, 2026. During his tenure with Unity, he has held key executive leadership responsibilities and has been a key contributor to the Company’s growth, commercial banking expansion, operational performance, and talent development initiatives.

During Mr. Hughes’ tenure, Unity achieved significant growth, enhanced shareholder value, expanded its presence across New Jersey and Pennsylvania, strengthened its commercial and retail banking capabilities, and established itself as a leading community banking institution. Under his leadership, Unity remained committed to relationship-based banking while delivering strong financial performance and fostering a culture centered on customer service, integrity, accountability, and community involvement.

"Jim Hughes has left an indelible mark on Unity." said David D. Dallas, Chairman of the Board. "His vision, integrity, and commitment to community banking have shaped our organization and positioned it for long-term success. On behalf of the Boards of Directors, I thank Jim for his extraordinary leadership and more than 26 years of dedicated service to our customers, employees, shareholders, and communities. We are especially pleased that he will continue serving on both Boards, where his experience, judgment, and institutional knowledge will remain invaluable.”

"It has been the privilege of a lifetime to serve Unity, our customers, our shareholders, our employees, and the communities we serve,” said James A. Hughes. “I am incredibly proud of what we have accomplished together over the past 26 years. Unity’s success has always been driven by the dedication of our employees and our commitment to building meaningful relationships with our customers. I have complete confidence in Unity’s future and in George’s ability to lead the organization through its next chapter. I look forward to continuing to support Unity as a member of the Boards of Directors.”

"George is the right leader to guide Unity forward,” said Dallas. “He has a deep understanding of our business, culture, markets, and strategic priorities. His selection reflects the strength of our succession planning process and the Boards’ confidence in Unity’s future. We are confident that George will build upon the strong foundation established under Jim’s leadership while preserving the relationship-based banking model that has been central to Unity’s success."

"I am honored by the Boards’ confidence and grateful for Jim’s mentorship, leadership, and friendship over the years,” said George Boyan. “Unity has an exceptional team, a strong culture, and a proven relationship-based banking model. I look forward to working alongside our employees, management team, and Board as we continue delivering exceptional service to our customers, supporting our communities, and creating long-term value for our shareholders”

The Board emphasized that the leadership transition reflects a well-planned succession process and positions the Company for continued growth, while preserving the relationship-based community banking model that has defined Unity's success.

James Hughes' Legacy at Unity

Throughout his 26-year career with Unity Bank and Unity Bancorp Inc, Jim Hughes played a pivotal role in transforming the organization into one of the nation’s premier community banking institutions. Under his leadership, Unity remained committed to its relationship-driven banking model while delivering sustained growth, strong financial performance, and long-term value creation for shareholders.

Among the many accomplishments achieved during Mr. Hughes' tenure:

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Played a pivotal role in building Unity into one of the nation's standout community banking institutions, delivering exceptional long-term growth in assets, earnings, and shareholder value while maintaining the Bank's commitment to customer service and supporting local communities.
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Grew total assets from approximately $356.0 million to $3.2 billion.
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Increased shareholder value through disciplined capital management and consistent earnings performance.
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Expanded Unity's footprint to 22 branch locations across New Jersey and Pennsylvania.
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Increased book value per share over 8.5x since his start date.
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Delivered compounded annualized shareholder returns of approximately 17.0% during his leadership tenure.
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Grew the Company's market capitalization from approximately $7.4 million to more than $575 million.
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Strengthened Unity's position as a leading community banking franchise known for exceptional customer service, local decision-making, and strong asset quality.

About Unity Bancorp, Inc.

Unity Bancorp, Inc. (NASDAQ: UNTY) is the parent company of Unity Bank, a financial services organization based in Clinton, New Jersey. Unity Bank operates 22 branches across New Jersey and the Lehigh Valley, Pennsylvania, offering community-focused commercial banking services, including deposit accounts, loans, and digital services. For details, visit unitybank.com or call 800-618-BANK (800-618-2265). Unity Bank is a member of the Federal Deposit Insurance Corporation (FDIC). To learn about FDIC insurance, visit FDIC.gov.